Exhibit 99.4

Rule 438 Consent of Prospective Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 and all amendments (including post-effective amendments) thereto (the “Registration Statement”) filed by Warner Bros. Discovery, Inc. with the Securities and Exchange Commission and any prospectus contained therein and any amendments or supplements thereto, as a person who is to become a director of Warner Bros. Discovery, Inc., effective as of April 2, 2023, and to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Kenneth W. Lowe
Name: Kenneth W. Lowe
Date: March 22, 2023